                                      WARRANT

                            TO PURCHASE COMMON STOCK OF

                                  TROY GROUP, INC.
                          (SUCCESSOR TO TROY SYSTEMS INC.)

     This is to certify that Broadland Capital Partners or registered assigns, is entitled to purchase from Troy Group, Inc., a Delaware corporation, up to 100,000 Stock Units, in whole or in part, at the purchase prices per Stock Unit and, all on the terms and conditions and pursuant to the provisions hereinafter provided, and pursuant to the provisions of a certain Consulting Agreement dated October 1, 1997 and as amended as of December 30, 1998, June 8, 1999, October 11, 1999 and November 1, 1999, between Broadland Capital Partners ("Broadland") and Troy Group, Inc., successor to Troy Systems Inc., a California corporation (the "Consulting Agreement").

     This Warrant replaces a warrant to purchase 250,000 Stock Units of which 50,000 Stock Units were exercised on November 3, 1999 and 100,000 Stock Units were exercised on October 11, 1999. This Warrant is granted pursuant to the Consulting Agreement in order to incentivise Broadland Capital Partners, through its principal, Morgan Payne, to significantly assist the Company to achieve three important corporate goals (collectively hereinafter referred to as the "Goals") as follows:

     (a)  (this First Goal is deleted);

     (b)  (this Second Goal is deleted); and

     (c) from September 1998 and until November 30, 2001, to acquire entities having an aggregate annual revenue of Fifteen Million Dollars ($15,000,000) (the "Third Goal").

     The nature of this Warrant is as follows:

          (i) The Warrant shall be to purchase shares of the Company's common stock at a price of $3.50 per share (the "Warrant Price").

          (ii) NUMBER OF STOCK UNITS SUBJECT TO WARRANT; This Warrant grants to Broadland the right to purchase up to 100,000 shares of the Company's common stock at the Warrant Price.

          (iii) The Warrant shall vest as follows:

     Warrants to Purchase 100,000 shares of Troy Common Stock shall be vested and exercisable as follows:


     WARRANTS                  EXERCISE PRICE             VESTING
     --------                  --------------             -------
     50,000                    $3.50/Share                At Closing of major or strategic acquisition
     25,000                    $3.50/Share                At Closing of minor or strategic acquisition
     10,000                    $3.50/Share                At Closing of minor acquisition
     15,000                    $3.50/Share                Other acquisition projects -- as negotiated

          (iv) The Warrants must be exercised within five (5) years after they vest or, thereafter, they shall expire and become null and void.

          (v) At the time that a Change in Control of the Company occurs, this Warrant will vest immediately with respect to any unvested portion at that time and will remain exercisable with respect to such portion until five (5) years after the effective date of any such Change in Control. In addition, if a Change in Control of the Company occurs, the Board of Directors, in its sole discretion and without the consent of Broadland, may determine that Broadland will receive, with respect to some or all of the unexercised Stock Units, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the excess of the Fair Market Value of such Stock Units immediately prior to the effective date of such Change in Control of the Company over the exercise price per share of this Warrant. Notwithstanding the foregoing, no such vesting will occur in the event of a Change of Control if such vesting would adversely impact the availability of "pooling of interests" accounting treatment.

                                     DEFINITIONS

The terms defined in this Section, whenever used in this Warrant, shall, unless the context otherwise requires, have the respective meanings hereinafter specified.

     "Change in Control" of the Company will mean any of the following:

     (a) the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company;

     (b) the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

     (c) any person becomes after the effective date of the Plan the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (i) 20% or more, but less than 50%, of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the Continuity Directors, or (ii) 50% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Continuity Directors);

     (d) a merger or consolidation to which the Company is a party if the stockholders of the Company immediately prior to effective date of such merger or consolidation have "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing (i) less than 80%, but more than 50%, of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the Continuity Directors, or (ii) 50% or less of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Continuity Directors); or

     (e) the Continuity Directors cease for any reason to constitute at least a majority of the Board.

     Notwithstanding anything to the contrary, the transfer by a Dirk Stockholder (as defined below) of shares of Common Stock or rights to acquire shares of Common Stock to the following persons or entities, without consideration in money or money's worth (such as by gift, bequest or devise), and the exercise or conversion of any such transferred rights to acquire shares, will not, in and of itself, be deemed to constitute a Change in Control for purposes of this Warrant: (i) transfers to any spouse, child, heir, legate or successor of such Dirk Stockholder; (ii) transfers to any trust created for the benefit of such Dirk Stockholder or any such spouse, child, heir, legate or successor, and amendments of or distributions from any such trust; or (iii) transfers to any other Dirk Stockholder. A "Dirk Stockholder" will mean Patrick
J. Dirk, Mary J. Dirk, Brian P. Dirk, Suzanne M. Anderson, Kristine L. Gigerich, Lorrie A. Brown, The Dirk 1997 Education Trust, The Dirk Family Trust UTD March 6, 1990 or The Dirk 1998 Alaska Trust.

     "Commission" shall mean the Securities and Exchange Commission, or any federal agency then administering the Securities Act.

     "Common Stock" shall mean the Company's authorized Common Stock as constituted on the date the Company first becomes a publicly owned entity, and any stock into which such Common Stock may thereafter be changed, and shall also include stock of the Company of any other class, which is not preferred as to dividends or assets over any other class of stock of the Company and which is not subject to redemption, issued to the holders of shares of Common Stock upon any reclassification thereof.

     "Company" shall mean Troy Group, Inc., a Delaware corporation and successor to Troy Systems Inc., a California corporation, and any successor corporation by merger, consolidation or otherwise.

     "Consultant" shall mean Broadland Capital Partners.

     "Consulting Agreement" shall mean the Consulting Agreement dated October 1, 1997 between the Company and the Consultant pursuant to which this Warrant has been issued.

     "Continuity Directors" shall mean any individuals who are members of the Board and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the Continuity Directors (either by specific vote or by approval of the Company's proxy statement in which such individual is named as a nominee for director without objection to such nomination).

     "Current Warrant Price" per share of Common Stock, for the purpose of any provision of this Warrant at the date herein specified, shall mean the amount equal to the quotient resulting from dividing the purchase price per Stock Unit as provided above by the number of shares (including any fractional share) of Common Stock comprising a Stock Unit on such date.

     "Fair Market Value" means, with respect to the Company's Common Stock, as of any date:

     (a) if the Common Stock is listed or admitted to unlisted trading privileges on any national securities exchange or is not so listed or admitted but transactions in the Common Stock are reported on the NASDAQ National Market System, the reported closing price of the Common Stock on such exchange or by the NASDAQ National Market System as of such date (or, if no shares were traded on such day, as of the next preceding day on which there was such a trade); or

     (b) if the Common Stock is not so listed or admitted to unlisted trading privileges or reported on the NASDAQ National Market System, and bid and asked prices therefor in the over-the-counter market are reported by NASDAQ or National Quotation Bureau, Inc. (or any comparable reporting service), the mean of the closing bid and asked prices as of such date, as so reported by NASDAQ, or, if not so reported thereon, as reported by National Quotation Bureau, Inc. (or such comparable reporting service); or

     (c) if the Common Stock is not so listed or admitted to unlisted trading privileges, or reported on the NASDAQ National Market System, and such bid and asked prices are not so reported by NASDAQ or National Quotation Bureau, Inc. (or any comparable reporting service), such price as the Company's Board of Directors determines in good faith in the exercise of its reasonable discretion.

     "Outstanding" when used with reference to Common Stock shall mean, at any date as of which the number of shares thereof is to be determined, all issued shares of Common Stock, except shares then owned or held by or for the account of the Company.

     "Person" shall mean an individual, a corporation, a partnership, a trust, an unincorporated organization or a government or any agency or political subdivision thereof.

     "Securities Act" shall mean the Securities Act of 1933, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     "Stock Unit" shall mean one share of Common Stock as such stock was constituted on the date that the Company shall first become a publicly owned entity, and thereafter shall mean such number of shares (including any fractional shares) of Common Stock as shall result from the adjustments specified in Section III hereof.

     "Warrants" shall mean this Warrant dated October 1, 1997, originally issued by the Company, and all Warrants issued upon transfer, division or combination of, or in substitution for, any thereof. All Warrants shall at all times be identical as to terms and conditions and date, and any Warrant issued in exchange or substitution for any other Warrant shall bear the same expiration date as such other Warrant.

     "Warrant Price" shall mean $3.50 per share or, with respect to the portion of this Warrant that vests upon completion of the IPO, the IPO price.

     "Warrant Stock" shall mean the shares of Common Stock purchasable by the holders of the Warrants upon the exercise thereof.

                                     SECTION I.
                                EXERCISE OF WARRANT

A. MANNER OF EXERCISE. The rights represented by this Warrant may be exercised by the holder, in whole or in part (but not as to a fractional share), by written notice of exercise delivered to the Company accompanied by the surrender of this Warrant (properly endorsed if required) at the principal office of the Company and upon payment to it, by cash, certified check or bank draft, of the Warrant Price for such shares. In addition, the holder may elect to pay the full purchase price by receiving a number of shares of Common Stock computed using the following formula:

                                     X=Y (A-B)
                                     ----------
                                         A

     Where:     X=  the number of shares of Common Stock to be issued to
                    the holder.

                Y= the number of shares of Common Stock as to which this Warrant is being exercised.

                A=  the Fair Market Value of one share of Common Stock.

                B=  Warrant Price.

     The Company agrees that the Warrant Stock so purchased shall be and are deemed to be issued as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such Warrant Stock as aforesaid. Certificates for the shares of the Warrant Stock so purchased shall be delivered to the holder within 15 days after the rights represented by this Warrant shall have been so exercised, and, unless this Warrant has expired, a new Warrant representing the number of Warrant Stock, if any, with respect to which this Warrant has not been exercised shall also be delivered to the holder within such time.

B. PAYMENT OF TAXES, ETC. All shares of Warrant Stock issuable upon the exercise of this Warrant shall be validly issued, fully paid and non--assessable, and the Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed in respect of, the issue or delivery thereof. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for shares of Warrant Stock in any name other than that of the registered holder of this Warrant, and in such case the Company shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid or it has been established to the Company's satisfaction that no such tax or other charge is due.

C. FRACTIONAL SHARES. The Company shall not be required to issue a fractional share of stock upon any exercise of any Warrant. As to any final fraction of a share which the holder of one or more Warrants, the rights under which are exercised in the same transaction, would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to the same fraction of the Current Warrant Price per share of Common Stock on the business day which next precedes the day of exercise.

                                    SECTION II.
                         TRANSFER, DIVISION AND COMBINATION

     This Warrant and all rights hereunder are transferable, in whole or in part, on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at its office in the City of Santa Ana, State of California, or elsewhere in the State of California maintained for the purpose pursuant to Section VIII, together with a written assignment of this Warrant duly executed by the holder hereof or his agent or attorney and payment of funds sufficient to pay any stock transfer taxes payable upon the making of such transfer. Upon such surrender and payment the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and this Warrant shall promptly be canceled. If and when this Warrant is assigned in blank, the Company may (but shall not be obliged to) treat the bearer hereof as the absolute owner of this Warrant for all purposes and the Company shall not be affected by any notice to the contrary. A Warrant may be exercised by a new holder for the purchase of shares of Common Stock without having a new Warrant issued.

     This Warrant may be divided or combined with other Warrants upon presentation hereof at the principal executive office of the Company, or at the aforesaid office or agency of the Company together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the holder hereof or his agent or attorney. Subject to compliance with the preceding paragraph as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

     The Company shall pay all expenses, taxes (other than stock transfer taxes) and other charges payable in connection with the preparation, issue and delivery of Warrants under this Section.

     The Company agrees to maintain, at its aforesaid office, books for the registration and transfer of the Warrants.

                                    SECTION III.
                     ADJUSTMENT OF STOCK UNIT OR EXERCISE PRICE

     Adjustments contemplated by this Section III will only be made with respect to such events occurring after the closing of the IPO or the merger, as the case may be. The number of shares of Common Stock comprising a Stock Unit of Warrant Stock, or the price at which a Stock Unit of Warrant Stock may be purchased upon exercise of this Warrant, shall be subject to adjustment from time to time as set forth in this Section.

A. STOCK DIVIDENDS, SUBDIVISIONS AND COMBINATIONS. In case at any time or from time to time the Company shall

     (1) take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, Common Stock, or

     (2) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

     (3) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock then the number of shares of Common Stock comprising a Stock Unit of Warrant Stock immediately after the happening of any such event shall be adjusted so as to consist of the number of shares of Common Stock which a record holder of the number of shares Common Stock comprising a Stock Unit immediately prior to the happening of such event would own or be entitled to receive after the happening of such event.

B. OTHER PROVISIONS APPLICABLE TO ADJUSTMENTS UNDER THIS SECTION. The following provisions shall be applicable to the making of adjustments of the number of shares of Common Stock comprising a Stock Unit herein before provided for in this Section:

     (1) TREASURY STOCK. The sale or other disposition of any issued shares of Common Stock owned or held by or for the account of the Company shall not be deemed an issuance thereof for any purpose of this Section except in the case of a dividend payable in, or other distribution of, such shares to holders of Common Stock of the Company, in which case an adjustment shall be made under Subsection A of this Section.

     (2) FRACTIONAL INTERESTS. In computing adjustments under this Section, fractional interests in Common Stock shall be taken into account to the nearest one-thousandth of a share.

C. MERGER, CONSOLIDATION OR DISPOSITION OF ASSETS. Subject to the Board of Director's right to pay cash to the holder hereof upon a Change in Control, in case the Company shall merge or consolidate into another corporation, or shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or business to another corporation and pursuant to the terms of such merger, consolidation or disposition of assets, shares of common stock of the successor or acquiring corporation are to be received by or distributed to the holders of Common Stock of the Company, then each holder of a Warrant shall have the right thereafter to receive, upon exercise of such Warrant, Stock Units each comprising the number of shares of common stock of the successor or acquiring corporation receivable upon or as a result of such merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock comprising a Stock Unit immediately prior to such event. If pursuant to the terms of such merger, consolidation or disposition of assets, any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) are to be received by or distributed to the holders of Common Stock of the Company in addition to common stock of the successor or acquiring corporation, there shall be a reduction of the purchase price per Stock Unit equal to the amount applicable to the number of shares of Common Stock then comprising a Stock Unit of any such cash and of the fair value (as determined in good faith by the Board of Directors of the Company) of any and all such shares of stock or other securities or property to be received by or distributed to the holders of Common Stock of the Company.

     In case of the continuance of this Warrant following any such merger, consolidation or disposition of assets, the successor or acquiring corporation shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Company and all of the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors of the Company) in order to provide for adjustments of Stock Units which shall be as nearly equivalent as practicable to the adjustments provided for in this Section. For the purposes of this Section "common stock of the successor or acquiring corporation" shall include stock of such corporation of any class, which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption, and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event, and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Subsection shall similarly apply to successive mergers, consolidations or dispositions of assets.

D. OTHER ACTION AFFECTING COMMON STOCK. In case at any time or from time to time the Company shall take any action affecting its Common Stock, other than an action described in any of the foregoing Subsections A to C, inclusive, of this Section, then, unless in the opinion of the Board of Directors of the Company such action will not have a materially adverse effect upon the rights of the holders of the Warrants, the number of shares of Common Stock or other stock comprising a Stock Unit, or the purchase price thereof, shall be adjusted in such manner and at such time as the Board of Directors of the Company may in good faith determine to be equitable in the circumstances.

                                    SECTION IV.
                             NOTICES TO WARRANT HOLDERS

NOTICE OF ADJUSTMENT OF STOCK UNIT OR EXERCISE PRICE. Whenever the number of shares of Common Stock comprising a Stock Unit, or the price at which a Stock Unit may be purchased upon exercise of the Warrants, shall be adjusted pursuant to Section III, the Company shall forthwith obtain a certificate signed by the Company setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of the Company determined the fair value of any evidences of indebtedness, shares of stock or, other securities specifying the number of shares of Common Stock comprising a Stock Unit and (if such adjustment was made pursuant to Section IIIC or Section IIID) describing the number and kind of any other shares of stock comprising a Stock Unit, and any change in the purchase price or prices thereof, after giving effect to such adjustment or change. The Company shall promptly, and in any case within 45 days after the making of such adjustment, cause a signed copy of such certificate to be delivered to each holder of a Warrant in accordance with Section IX. The Company shall keep at its office in Santa Ana, State of California, or elsewhere in the State of California, maintained for the purpose pursuant to Section VIII, copies of all such certificates and cause the same to be available for inspection in said office during normal business hours by any holder of a Warrant or any prospective purchaser of a Warrant designated by a holder thereof.

                                     SECTION V.
                   RESERVATION AND AUTHORIZATION OF COMMON STOCK;
                 REGISTRATION WITH OR APPROVAL OF ANY GOVERNMENTAL
                                     AUTHORITY

     The Company shall at all times reserve and keep available for issue upon the exercise of Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants. All shares of Common Stock, which shall be so issuable, shall, when issued upon exercise of any Warrant, be duly and validly issued and fully paid and non-assessable.

     Before taking any action which would result in an adjustment in the number of shares of Common Stock comprising a Stock Unit or in the Current Warrant Price per share of Common Stock, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

     If any shares of Common Stock required to be reserved for issue upon exercise of Warrants require registration with any governmental authority under any federal or state law before such shares may be so issued, the Company will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered.

                                    SECTION VI.
                 TAKING OF RECORD; STOCK AND WARRANT TRANSFER BOOKS

     In the case of all dividends or other distributions by the Company to the holders of its Common Stock with respect to which any provision of Section III refers to the taking of a record of such holders, the Company will in each such case take such a record and will take such record as of the close of business on a business day. The Company will not at any time, except upon dissolution, liquidation or winding up of the Company, close its stock transfer books or Warrant transfer books so as to result in preventing or delaying the exercise or transfer of any Warrant.

                                    SECTION VII.
                                 LOSS OR MUTILATION

     Upon receipt by the Company of evidence satisfactory to it (in the exercise of reasonable discretion) of the ownership of and the loss, theft, destruction or mutilation of this Warrant and (in case of loss, theft or destruction) of indemnity satisfactory to it (in the exercise of reasonable discretion), and in case of mutilation upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant of like tenor.

                                   SECTION VIII.
                               OFFICE OF THE COMPANY

     As long as any of the Warrants remain outstanding, the Company shall maintain an office in the City of Santa Ana, State of California, or elsewhere in the State of California, where the Warrants may be presented for exercise, transfer, division or combination as in this Warrant provided.

     Such office shall be the principal executive office of the Company specified in Section IX unless and until the Company shall designate and maintain some other office for such purposes and give written notice thereof to the holders of all outstanding Warrants.

                                    SECTION IX.
                                 NOTICES GENERALLY

     Any notice, demand or delivery pursuant to the provisions hereof shall be sufficiently given or made if sent by first class mail, postage prepaid, addressed to any holder of a Warrant at his last known address appearing on the books of the Company, or, except as herein otherwise expressly provided, to the Company at its principal executive office, 2331 South Pullman Street, Santa Ana, California 92705, Attention: Patrick J. Dirk, Chief Executive Officer, or such other address as shall have been furnished to the party giving or making such notice, demand or delivery.

                                     SECTION X.
                              LIMITATION OF LIABILITY

     No provision hereof, in the absence of affirmative action by the holder hereof to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such holder for the purchase price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

                                     SECTION XI.

     This Warrant shall be governed by the laws of the State of Delaware.

     IN WITNESS WHEREOF, the Company has caused this second amended Warrant to be duly executed and attested by its Secretary or an Assistant Secretary.

Dated as of November 30, 1999.     TROY GROUP, INC., successor to
                                   Troy Systems Inc.


                                   By:  /s/ Patrick J. Dirk
                                        -----------------------------------
                                        Patrick J. Dirk, Chairman and
                                        Chief Executive Officer


Attest:

/s/ Del Conrad
--------------------------------
Del Conrad, Chief Financial Officer and
Secretary

                                 SUBSCRIPTION FORM

                   (To be executed only upon exercise of Warrant)

     The undersigned registered owner of this Warranty irrevocably exercises this Warrant for and purchases ________ of the number of Stock Units of TROY SYSTEMS INC., purchasable with this Warrant, and herewith makes payment therefor, all at the price and on the terms and conditions specified in this Warrant and requests that certificates for the shares of Common Stock hereby purchased (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to __________________________________whose address is ____________________________ and, if such Stock Unites shall not include all of the Stock Units issuable as provided in this Warrant, that a new Warrant of like tenor and date for the balance of the Stock Units issuable thereunder be delivered to the undersigned.


Dated:  _______________________         ____________________________________
                                        (Signature of Registered Owner)


                                        ____________________________________
                                        (Street Address)


                                        ____________________________________
                                        (City)      (State)    (Zip Code)